UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 22, 2009

Provident Community Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-5735	57-1001177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Celanese Road, Rock Hill, South Carolina	29732
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   803-325-9400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 22, 2009, Provident Community Bancshares, Inc. (the "Company") received a letter from The NASDAQ Stock Market (the "Notification") providing notice that, for 30 consecutive trading days, the Company's common stock had not maintained a minimum market value of publicly held shares ("MVPHS") of $5 million as required for continued inclusion on The Nasdaq Global Market by Listing Rule 5450(b)(1)(c). For NASDAQ purposes, MVPHS is the market value of the Company's publicly held shares, which is calculated by subtracting all shares held by officers, directors or beneficial owners of 10% or more of the total shares outstanding. The Notification has no effect on the listing of the Company's securities at this time.

NASDAQ has provided the Company 90 calendar days, or until December 21, 2009, to regain compliance with the rules. If, at any time before December 21, 2009, the MVPHS is at least $5 million for a minimum of 10 consecutive trading days, NASDAQ will provide written notification that the Company has achieved compliance with Listing Rule 5450(b)(1)(c) and the Company's shares will continue to trade on The Nasdaq Global Market. If the Company does not regain compliance by December 21, 2009, the NASDAQ Staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal the delisting determination to a Listings Qualifications Panel.

On September 24, 2009, the Company issued a press release announcing its receipt of the Notification. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
99.1	Press release dated September 24, 2009

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Provident Community Bancshares, Inc. (Registrant)
September 24, 2009 (Date)	/s/ DWIGHT V. NEESE Dwight V. Neese President and Chief Executive Officer